Exhibit 99.1

Contact: Rich Lindahl
Chief Financial Officer	1919 North Lynn Street
(571) 303-6956	Arlington, Virginia 22209
c/o jconnor@executiveboard.com	www.executiveboard.com

CORPORATE EXECUTIVE BOARD COMPLETES THE ACQUISITION OF SHL; DECLARES

QUARTERLY CASH DIVIDEND

Arlington, Va., August 2, 2012—The Corporate Executive Board Company (CEB) (NYSE: EXBD), the leading member-based advisory company, today announced that it has closed its previously announced acquisition of UK-based SHL, a global leader in cloud-based talent measurement and management solutions. The acquisition creates the world’s foremost source of insight on talent measurement and management, a vital asset for organizations seeking to maximize the value and impact of their talent base.

“For more than two decades, CEB has helped senior executives manage talent with the same rigor and analytic depth that they use to manage other vital corporate assets,” said Tom Monahan, CEB Chairman and CEO. “We have seen a continued increase in the demand for talent measurement and analytics to drive organizational performance. The addition of SHL to CEB’s portfolio creates a uniquely valuable resource to help executives apply predictive analysis to the selection, development and management of talent.”

CEB also announced today that its Board of Directors has approved a cash dividend on its common stock for the third quarter of 2012 of $0.175 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on September 28, 2012 to stockholders of record at the close of business on September 14, 2012.

About The Corporate Executive Board Company

CEB is the leading member-based advisory company. By combining the best practices of thousands of member companies with our advanced research methodologies and human capital analytics, we equip senior leaders and their teams with insight and actionable solutions to transform operations. This distinctive approach, pioneered by CEB, enables executives to harness peer perspectives and tap into breakthrough innovation without costly consulting or reinvention. The CEB member network includes more than 16,000 executives and the majority of top companies globally. For more information visit www.executiveboard.com.

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